Exhibit 10.54

Portions of this Agreement marked “*” have been redacted pursuant to a request for confidential treatment submitted to the Office of the Secretary of the Securities and Exchange Commission (the “SEC”). An unredacted version of this agreement has been filed separately with the SEC.

ADDENDUM #2 TO

ADVANCE PAYMENT AND PURCHASE AGREEMENT

THIS ADDENDUM #2 TO ADVANCE PAYMENT AND PURCHASE AGREEMENT (this “2nd Addendum”) is entered into with an effective date of October 1, 2006, by and between Lattice Semiconductor Corporation, having an office at 5555 NE Moore Court, Hillsboro, OR 97124 (“Lattice”) and Fujitsu Limited, having an office at Akiruno Technology Center, 50 Fuchigami, Akiruno, Tokyo 197-0833, Japan (“Fujitsu”) and Fujitsu Microelectronics America, Inc., having an office at 1250 East Arques Avenue, M/S333 Sunnyvale, CA 94088-3470, USA (“FMA”).

WHEREAS, Lattice and Fujitsu have entered into an ADVANCE PAYMENT AND PURCHASE AGREEMENT dated September 10, 2004 (“APPA”) and subsequently amended in an addendum dated March 22, 2006 (“1st Addendum”) in which Lattice agreed to provide an advance payment of money to Fujitsu to be used for the establishment of a new semiconductor wafer fabrication facility, including but not limited to the construction of the facilities and installation of fabrication equipments, and Fujitsu agreed to provide to Lattice 300mm Wafers using certain proprietary technologies;

WHEREAS, Lattice, Fujitsu and FMA have entered into or will enter into product supply agreements pursuant to which Lattice will buy from Fujitsu through FMA, and Fujitsu through FMA will supply to Lattice, the 300mm Wafers and 200mm Wafers (as defined in Section 1 below) fabricated by Fujitsu; and

WHEREAS, Lattice, Fujitsu and FMA wish to modify the APPA to extend by one year the earliest date on which Lattice may request repayment of advances under the APPA that have not at such time been applied toward wafer purchases, and also to make sales and purchases of 200mm Wafers (as defined in Section 1 below) subject to the APPA.

NOW, THEREFORE, in consideration of the mutual promises herein, Lattice Fujitsu and FMA hereby agree as follows:

1.                                       Addition to Definitions.  The following terms are inserted as Sections 1.23 through 1.27 of the APPA:

“1.23       “200mm Wafers” will mean Akiruno 200mm Wafers and Mie 200mm Wafers.

1.24         “Akiruno 200mm Wafers” will mean the 200mm semiconductor wafers fabricated by Fujitsu at Akiruno Facility for delivery and sale to Lattice under this Agreement and the 200mm Product Supply Agreements.

1.25         “Mie 200mm Wafers” will mean the 200mm semiconductor wafers fabricated by Fujitsu at the Fujitsu 200mm semiconductor wafer fabrication facility located in Mie, Japan for delivery and sale to Lattice under this Agreement and the 200mm Product Supply Agreements.

1.26         “200mm Price” will mean the price at which Fujitsu will sell and Lattice will purchase the 200mm Wafers and reticles therefor, pursuant to a 200mm Product Supply Agreement.

1.27         “200mm Product Supply Agreement(s)” will mean the agreement(s) by and among Lattice, Fujitsu and FMA pursuant to which Fujitsu agrees to sell and Lattice agrees to purchase, all through FMA, the 200mm Wafers for Lattice’s products.”

2.                                       Change to Repayment Date.  Section 8 of the APPA is deleted and replaced in its entirety with the following new section 8:

“If, for any reason, there remains a portion of the Credited Amount that has not been used to purchase 200mm Wafers or 300mm Wafers by December 31, 2008 (or such later date as may be mutually agreed), then Lattice will have the option, in its sole discretion and subject to the dispute resolution process provided in Section 13.2, to elect to receive repayment in cash of all or part of such then remaining outstanding portion of the Credited Amount. Fujitsu will repay any such amount within ninety (90) days of Lattice’s written request therefor, together with simple interest at the rate of one and seventy-five one hundredths percent (1.75%) per annum from the date of such written request.”

3.                                       Change to Term.

3.1                                 Section 12.1 of the APPA is deleted and replaced in its entirety with the following new section 12.1:

“The term of this Agreement will extend from the date first written above until all of the Credited Amount has been credited against 200mm Wafers and/or 300mm Wafers purchased hereunder or repaid to Lattice, unless terminated earlier pursuant to Section 12.2 or 12.3. After the expiration of this Agreement, any Product Supply Agreement in effect between the parties at such time will govern the relationship between the parties with respect to the manufacture, shipment, sale, and purchase of the 300mm Wafers provided under this Agreement, and any 200mm Product Supply Agreement in effect between the parties at such time will govern the relationship between the parties with respect to the manufacture, shipment, sale, and purchase of the 200mm Wafers provided under this Agreement.”

3.2                                 Section 12.4.4 of the APPA is deleted and replaced in its entirety with the following new section 12.4.4:

“If Fujitsu terminates this Agreement pursuant to Section 12.2 or 12.3.1, the parties will complete the purchase and sale of 300mm Wafers ordered in accordance with the applicable Product Supply Agreement and 200mm Wafers ordered in accordance with the applicable 200mm Product Supply Agreement, and offset the relevant Credited Amount.  Fujitsu will repay the then remaining Credited Amount with no interest by the later of (i) December 31, 2008, or (ii) six (6) months from such termination.”

4.                                      Credit of Advance Payment.  Section 5.2 of the APPA is deleted and replaced in its entirety with the following new Section 5.2:

“The One Hundred Twenty-Five Million U.S. Dollars (U.S.$125,000,000) Advance Payment (once paid, referred to as the “Credited Amount”) will be repaid by an offsetting adjustment in the amount of one hundred percent (100%) of the Price, as described in Section 7, for 300mm Wafers purchased under a Product Supply Agreement and one hundred percent (100%) of the 200mm Price for 200mm Wafers purchased under a 200mm Product Supply Agreement. The then current 300mm Price and/or 200mm Price, as applicable, for all purchases by Lattice of 300mm Wafers and 200mm Wafers will be offset cumulatively against the Credited Amount until the aggregate dollar value of the 300mm Price for all 300mm Wafers purchased by Lattice, plus the aggregate dollar value of the 200mm Price for all 200mm Wafers purchased by Lattice, equals the amount of the Credited Amount.”

5.                                      Free 200mm Wafers. Section 5.3 of the APPA shall be renumbered as 5.3.1 and the following shall be inserted as Section 5.3.2:

“As a consideration for Lattice’s payment of the Advance Payment, Fujitsu will provide Lattice with * free Akiruno 200mm Wafers and/or Mie 200mm Wafers, respectively, whenever the respective aggregated amount of the Akiruno 200mm Wafers or Mie 200mm Wafers shipped by Fujitsu reaches every * wafers while the Credited Amount exists, provided that, all the 200mm Wafers for which free 200mm Wafers will be provided are paid for by offsetting the 200mm Price thereof against the Credited Amount. The Credited Amount will not be reduced by the 200mm Price of such free Akiruno 200mm Wafers or Mie 200mm Wafers. Lattice will not receive free Akiruno 200mm Wafers or Mie 200mm Wafers with respect to any 200mm Wafers purchased by Lattice other than through reduction of the Credited Amount.”

6.                                      The provisions of Sections 5.4, 5.5, and 7.3 of the APPA and Section 2 of the 1st Addendum will be applicable not only to 300mm Wafers, but also to 200mm Wafers delivered to and accepted by Lattice under the applicable 200mm Product Supply Agreement and paid for by means of an offset against the remaining balance of the Credited Amount.

IN WITNESS WHEREOF, the parties have signed this 2nd Addendum as of the date first above written.

LATTICE SEMICONDUCTOR CORPORATION		FUJITSU LIMITED

By:	/s/ Tom Kingzett	By:	/s/ Tatsuya Yamazaki
Name:	Tom Kingzett	Name:	Tatsuya Yamazaki
Title:	Corp. VP, Foundry Relations	Title:	General Manager, Foundry and
ASIC Marketing Division
Date:	28 September 2006	Date:	22 September 2006

FUJITSU MICROELECTRONICS AMERICA, INC.

By:	/s/ Keith Horn
Name:	Keith Horn
Title:	COO
Date:	27 September 2006

* denotes redaction pursuant to a request for confidential treatment.